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EXHIBIT 4.02

NON-QUALIFIED STOCK OPTION


  THIS NONQUALIFIED STOCK OPTION (this "Option") is granted this 24th day of October 2000, by INDUSTRIAL ECOSYSTEMS, INC., a Delaware corporation (the "Company"), pursuant to a resolution of the board of directors of the Company, to Marte Anderson, an individual residing at 3217 Collins Blvd., Garland, Texas 75044 (Telephone: 214-585-3410, Social Security No: 481-80-5865
(hereinafter "Optionee").

  1. Grant of Option. The Company hereby grants to Optionee, the right and option to purchase all or any part of an aggregate of one-million, two-hundred thousand (1,200,000) shares of common stock, par value $0.01 per share (the "Common Stock") of the Company on the terms and conditions hereinafter set forth and subject to the provisions contained herein. This Option shall vest upon its grant.

  2. Exercise Price. The exercise price of this Option shall be five cents ($0.05) per share of Common Stock. Such exercise price represents a price per share that is equal to or greater than the average closing price per share of the Company's common stock during the five-day period prior to the date first written above.

  3. Term of Option. Subject to the other provisions of this Option, this Option may be exercised, in whole or in part, at any time prior to one (1) year from the date of this Option; provided, however, that the exercise price times the number of Shares first exercisable in any calendar year, together with the fair market value of the shares of Common Stock subject to any other options held by Optionee that are first exercisable in such year, shall not exceed $100,000; and provided further, that this Option shall terminate three months after Optionee ceases to be an eligible employee of the Company as defined in the Internal Revenue Code of 1986, as amended (the "Code") or sales consultant/representative of the Company pursuant to Sales Consultant's Agreement dated October 24, 2000.

  4. Shareholder's Rights. The Optionee shall have the rights of a shareholder only with respect to Common Stock fully paid for by him under this Option.

  5. Persons Entitled to Exercise. During the Optionee's lifetime, this Option can be exercised only by Optionee, and neither this Option nor any right hereunder can be transferred other than by testamentary disposition or the laws of descent and distribution. Neither this Option nor any right hereunder shall be subject to lien, attachment, execution, or similar process. In the event of any alienation, assignment, pledge, hypothecation, or other transfer of this Option or any right hereunder or in the event of any levy, attachment, execution, or similar process, this Option and all rights granted hereunder shall be immediately null and void.

  6. Qualification as Incentive Stock Option. This Option is not intended to qualify as an "Incentive Stock Option" under section 422 of the Code or any successor section of like tenor.

  7. Adjustment to Number of Shares of Common Stock. The number of shares of Common Stock subject to this Option shall be adjusted to take into account any stock split, stock dividend, or recapitalization of the Common Stock of the Company as provided in the Stock Option Plan.
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  8.  Method of Exercise.  This Option may be exercised, in accordance with all of the terms and conditions set forth in this Option, by delivery of a notice of exercise, a form of which is attached hereto as Exhibit "1" and incorporated herein by this reference, in any of the following ways:

     (a) If the Optionee decides to exercise this Option and make payment, in whole or in part, for the shares of Common Stock in full, Optionee shall include with the notice of exercise the number of shares of Common Stock that Optionee then elects to purchase, accompanied by cash, a certified check, or a bank check payable to the order of the Company in the amount of the full option price of the Common Stock being purchased.

     (b) If the Optionee decides to exercise this Option and make payment, in whole or in part, for the Common Stock, Optionee may submit an invoice for sales commission or consulting fees due Optionee pursuant to the Sales Representative's Agreement.

As soon as practicable after receipt by the Company of such notice and of payment in full of the option price of all the shares of Common Stock with respect to which the Option has been exercised (including interest if payment is made in installments), a certificate or certificates representing such shares of Common Stock shall be issued in the name of the Optionee, or, if the Optionee shall so requests in the notice exercising the Option, in the name or names so designated by the Optionee. To the extent required by the terms of this Option, all Common

Stock shall be issued only upon receipt by the Company of the Optionee's representation that the shares are purchased for investment and not with a view to distribution thereof. If this Option is not exercised with respect to all Common Stock subject hereto, Optionee shall be entitled to receive a similar Option of like tenor covering the number of shares of Common Stock with respect to which this Option shall not have been exercised.

  9. Availability of Shares. During the term of this Option, the Company shall at all times keep available for issuance the number of shares of Common Stock Option subject to this Option.

  10.  Limitations on Right to Exercise.

     (a) If the board of directors of the Company, in its sole discretion, shall determine that it is necessary or desirable to list, register, or qualify the Common Stock under any state or federal law, this Option may not be exercised, in whole or part, until such listing, registration, or qualification shall have been obtained free of any conditions not acceptable to the board.

  11. No Right of Employment. Nothing contained in this Option shall be construed as conferring any right to continue or remain as a director, employee or consultant of the Company or its subsidiaries.

  12. Registration Rights. At such time as the Company is eligible to utilize Form S-8 under the Securities Act, the Company intends to register the shares of common stock issuable upon exercise of this option under registration statement on Form S-8 to be filed with the SEC. The Company will pay all expenses of such registration, ncluding legal, accounting and filing fees. The rights granted under this paragraph are granted to the individual or entity named on the Option, subject to the eligibility requirements of Form S-8 and the exercise and transfer restrictions included in the Option and may not be transferred or assigned.
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  13.  Restrictions on Transfer.  The Option and the Common Stock subject to the Option (collectively referred to as the "Securities") are subject to registration under the Securities Act of 1933, as amended (the "Securities Act"), and any applicable state securities statutes. Optionee acknowledges that unless a registration statement with respect to the Securities is filed and declared effective by the Securities and Exchange Commission and the appropriate state governing agency, the Securities have or will be issued in reliance on specific exemptions from such registration requirements for transactions by an issuer not involving a public offering and specific exemptions under state statutes. Any disposition of the Securities may, under certain circumstances, be inconsistent with such exemptions. The Securities may be offered for sale, sold, or otherwise transferred only if (i) registered under the Securities Act, and in some cases, under the applicable state securities acts, or, if not registered, (ii) only if pursuant to an exemption from such registration requirements and only after the Optionee provides an opinion of counsel or other evidence satisfactory to the Company to the effect that registration is not required. In some states, specific conditions must be met or approval of the securities regulatory authorities may be required before any such offer or sale. The Company is under no obligation to register the Securities with the Securities and Exchange Commission or any state agency. If rule 144 is available (and no assurance is given that it will be), only routine sales of the Common Stock in limited amounts can be made after one year following the acquisition date of the Securities, as determined under rule 144(d), in accordance with the terms and conditions of rule 144. The Company is under no obligation to make rule 144 available. In the event rule 144 is not available, compliance with regulation A or some other disclosure exemption may be required before the Optionee can sell, transfer, or otherwise dispose of the Securities without registration. The Company and its registrar and transfer agent will maintain a stop transfer order against the transfer of the Securities, and this Option and any other certificate or agreement representing the Securities is subject to the following legend:

THE SECURITIES REPRESENTED BY THIS OPTION, AGREEMENT, OR CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND ARE "RESTRICTED SECURITIES" WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLYING WITH RULE 144 IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE SECURITIES ACT.

  The Company may refuse to transfer the Securities to any transferee who does not furnish in writing to the Company the same representations and warranties set forth in this paragraph and agree to the same conditions with respect to such Securities as are set forth herein. The Company may further refuse to transfer the Securities if certain circumstances are present reasonably indicating that the proposed transferee's representations are not accurate.
In any event, the Company may refuse to consent to any transfer in the absence of an opinion of legal counsel, satisfactory to and independent of counsel of the Company, that such proposed transfer is consistent with the above conditions and applicable securities laws.

  14. Record Owner. The Company may deem the Optionee as the absolute owner of this Option for all purposes. This Option is exercisable only by the Optionee or, by the Optionee?s duly designated or appointed representative. This Option is not assignable.

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  15.    Validity and Construction.  The validity and construction of this
Option shall be governed by the laws of the state of Utah.


EXECUTED as of the date first above written.

INDUSTRIAL ECOSYSTEMS, INC.           OPTIONEE:

By: /S/Tom Jarnagin, President        /S/Marte Anderson